Exhibit 99.1

BB&T Corporation
Corporate Communications
2400 Reynolda Road
Winston-Salem, NC 27106

August 3, 2015
FOR IMMEDIATE RELEASE
Contacts:
ANALYSTS Alan Greer Executive Vice President Investor Relations (336) 733-3021 AGreer@BBandT.com	Tamera Gjesdal Senior Vice President Investor Relations (336) 733-3058 TGjesdal@BBandT.com	MEDIA Cynthia A. Williams Senior Executive Vice President Corporate Communications (336) 733-1470 Cynthia.Williams@BBandT.com

BB&T closes Susquehanna Bancshares acquisition

Systems conversion expected during the fourth quarter 2015

WINSTON-SALEM, N.C. – BB&T Corporation (NYSE: BBT) today announced it has completed its acquisition of Susquehanna Bancshares, Inc. (NASDAQ: SUSQ) effective Aug. 1, 2015. Susquehanna is now operating as a division of Branch Banking and Trust Company. The core banking systems conversion is expected during the fourth quarter of 2015.

“We are pleased to complete this strategic transaction and excited to welcome our new shareholders, clients and associates as we continue moving forward with the smooth integration of these two companies,” said Chairman and Chief Executive Officer Kelly S. King. “As we move toward systems conversion, our clients can continue to expect the same award-winning client service from the same friendly faces at Susquehanna Bank.”

The acquisition, which was announced in November 2014, includes more than 240 branches in Pennsylvania, Maryland, New Jersey and West Virginia, giving BB&T 2,138 financial centers throughout its footprint. The merger includes approximately $13.8 billion in deposits, and total assets of $18.7 billion based on March 31, 2015, balances. BB&T received the required regulatory approvals for the acquisition earlier this year.

BB&T Corporation also previously announced it will create three new geographic banking regions – Western Maryland and Pennsylvania, Central Pennsylvania and the Greater Delaware Valley regions. In addition, BB&T and Susquehanna Bank will consolidate their existing regions in Maryland to form a new Maryland Region. As part of the acquisition, Susquehanna Bank merged with and into Branch Banking and Trust Company.

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About BB&T

BB&T is one of the largest financial services holding companies in the U.S. with $191.0 billion in assets and market capitalization of $29.6 billion, as of June 30, 2015. Based in Winston-Salem, N.C., the company operates 1,903 financial centers in 13 states and Washington, D.C., and offers a full range of consumer and commercial banking, securities brokerage, asset management, mortgage and insurance products and services. A Fortune 500 company, BB&T has been recognized by the U.S. Small Business Administration, Greenwich Associates and others. More information about BB&T Corporation is available at BBT.com/about.

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This news release contains certain forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995. These statements may address issues that involve significant risks, uncertainties, estimates and assumptions made by management. Actual results may differ materially from current projections. Please refer to BB&T’s filings with the Securities and Exchange Commission for a summary of important factors that may affect BB&T’s forward-looking statements. BB&T undertakes no obligation to revise these statements following the date of this news release.